Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-232149, No. 333-231575, No. 333-206453, and 333-122941) on Form S-8 of Bar Harbor Bankshares and Subsidiaries of our reports dated March 11, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Bar Harbor Bankshares and Subsidiaries, appearing in the Annual Report on Form 10-K of Bar Harbor Bankshares and Subsidiaries for the year ended December 31, 2024.

/s/ RSM US LLP

Hartford, Connecticut

March 11, 2025